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Exhibit 5.1

March 13, 2014

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106

Ladies and Gentlemen:

We have acted as counsel to ZAIS Financial Corp. (the “Company”) in connection with a registration statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to possible offerings from time to time by the Company of: (1) its common stock, par value $0.0001 per share (“Common Stock”); (2) its preferred stock, par value $0.0001 per share (“Preferred Stock”); (3) its depositary shares representing an entitlement to all rights and preferences of fractions of shares of Preferred Stock (“Depositary Shares”); (4) warrants entitling the holders to purchase Common Stock, Preferred Stock or Depositary Shares (“Warrants”); and (5) rights entitling the holders to purchase Common Stock (“Rights”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company (the “Charter”), the Amended and Restated Bylaws of the Company, resolutions adopted by the Board of Directors of the Company (the “Board”), and such other corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2.	When the Board authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Stock or Depositary Shares, on exercise of Warrants or on the exercise of Rights, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

3.	When the Board authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Charter relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock is (a) sold for at least its par value as contemplated in the Registration Statement or (b) issued on the exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.

4.	When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Stock (which has been authorized and created in accordance with the provisions of the Charter) and in accordance with those authorizations those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Stock as contemplated in the Registration Statement or (b) issued on the exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be legally issued, fully paid and non-assessable.

5.	When the Board authorizes the issuance of Warrants which provide for the issuance of Common Stock, Preferred Stock, or Depositary Shares upon payment of consideration equal at least to the par value of the Common Stock, Preferred Stock, or Depositary Shares being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

6.	When the Board authorizes the issuance of Rights which provide for the right to purchase Common Stock, upon payment of consideration equal at least to the par value of the Common Stock being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company.

The opinions set forth in this letter relate only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP